Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

To Sprott Asset Management LP, Manager of Sprott Physical Copper Trust

We consent to the use of our report dated March 13, 2026, on the financial statements of Sprott Physical Copper Trust (the “Trust”), which comprise the statements of financial position as of December 31, 2025 and 2024, the related statements of comprehensive income (loss), changes in equity, and cash flows for the year ended December 31, 2025 and the period from April 12, 2024 (inception) to December 31, 2024, and the related notes, which are incorporated by reference in this Registration Statement on Form F-10 dated May 4, 2026 of the Trust.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

May 4, 2026

Toronto, Canada